                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant[X]
Filed by a Party other than the Registrant[_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              RF MONOLITHICS, INC.
                (Name of Registrant as Specified In Its Charter)
                                Sam L. Densmore
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1. Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

   2. Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

   3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(/1/)

     -------------------------------------------------------------------------

   4. Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

   (/1/Set)forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1. Amount Previously Paid:

     -------------------------------------------------------------------------

   2. Form, Schedule or Registration Statement No.:

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   3. Filing Party:

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   4. Date Filed:

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

                             RF MONOLITHICS, INC.

                                4441 SIGMA ROAD
                               DALLAS, TX 75244

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON TUESDAY, JANUARY 28, 1997

TO THE STOCKHOLDERS OF RF MONOLITHICS, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of RF MONOLITHICS, INC., a Delaware corporation (the "Company"), will be held on Tuesday, January 28, 1997 at 9:00 a.m., local time, at The Grand Kempinski, 15201 Dallas Parkway, Dallas, Texas for the following purpose:

  1.To elect directors to serve for the ensuing year and until their successors are elected.

  2. To approve the amendment of the Company's Amended and Restated 1982 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 150,000 shares.

  3. To ratify the selection of Deloitte & Touche as independent auditors of the Company for the fiscal year ending August 31, 1997.

  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on December 12, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors


                                          /s/ JAMES FARLEY
                                          James Farley
                                          Secretary

Dallas, Texas
December 17, 1996

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             RF MONOLITHICS, INC.

                                4441 SIGMA ROAD
                               DALLAS, TX 75244

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                               JANUARY 28, 1997

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL
  The enclosed proxy is solicited on behalf of the Board of Directors of RF Monolithics, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, January 28, 1997, at 9:00 a.m., local time, (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Grand Kempinski, 15201 Dallas Parkway, Dallas, Texas 75248. The Company intends to mail this proxy statement and accompanying proxy card on or about Tuesday, December 17, 1996, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only holders of record of Common Stock at the close of business on December 12, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on December 12, 1996 the Company had outstanding and entitled to vote 5,303,815 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4441 Sigma Road, Dallas, Texas 75244, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than October 2, 1997, in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  There are four nominees for the seven Board positions presently authorized for stockholder approval by the Company's Certificate of Incorporation. The three additional Board positions authorized in the Company's By-laws are vacant and will be filled by the Board as provided by the Company's Certificate of Incorporation. The Company is presently seeking to fill these three Board positions and the individuals appointed to those three Board positions will serve until the following annual meeting, at which time stockholders will be asked to approve their appointment. Each director to be elected at this Annual Meeting will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until the earlier of such director's death, resignation or removal. Each nominee listed below is currently a director of the Company having been elected by the stockholders.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

  Directors are elected by a plurality of the votes cast in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

  The names of the nominees and certain information about them are set forth below:

                              PRINCIPAL OCCUPATION/
NAME                      AGE POSITION HELD WITH THE COMPANY
----                      --- ------------------------------
Sam L. Densmore.........  55  President and Chief Executive Officer
Cornelius C. Bond, Jr. .  63  General Partner, New Enterprise Associates
Dean C. Campbell........  46  Managing General Partner, Campbell Venture Management
Francis J. Hughes, Jr. .  46  General Partner, American Research and Development

  SAM L. DENSMORE joined the Company as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary in October 1993. Mr. Densmore became a director of the Company in June 1994. In July 1996, Mr. Densmore was elected to the positions of President and Chief Executive Officer. In 1991, Mr. Densmore founded the IBC Group, a private consulting company, and served as its President from January 1991 to September 1993. From 1984 to January 1990, Mr. Densmore was employed at Recognition International, Inc., a document image processing company. During that period, Mr. Densmore served as Senior Vice President, Treasurer and Chief Financial Officer from October 1989 to December 1990 and Vice President of Corporate Development from 1984 to 1989. He has a Bachelor of Science in Business Administration and a Master of Business Administration from the University of Tulsa. Mr. Densmore is a Certified Public Accountant.

  CORNELIUS C. BOND, JR. has served on the Company's Board of Directors since November 1992. Since 1982 he has been and is currently a general partner of various New Enterprise Associates venture capital funds. Mr. Bond is Chairman of the Board of Metricom, Inc. and a director of Spectranetics, Inc.

  DEAN C. CAMPBELL has served on the Company's Board of Directors since May 1989. Since 1982 Mr. Campbell has been the Managing General Partner of Campbell Venture Management, a venture capital fund. Mr. Campbell serves as a director of Telco Systems, Inc. and Sequoia Systems, Inc.

  FRANCIS J. HUGHES, JR. has served on the Company's Board of Directors since 1983. Mr. Hughes joined American Research and Development, a private venture capital firm, in January 1982, became Chief Operating Officer in November 1990 and President in June 1992. He has been a general partner of three American Research and Development venture capital funds, as well as a general partner of Hospitality Technology Funds, L.P. Mr. Hughes also serves as a director of Ceramics Process Systems Corporation and as Chairman of the Board of Sequoia Systems, Inc.

BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended August 31, 1996 the Board of Directors held ten meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Campbell and Hughes. It met once during such fiscal year, although not as an individual committee, but rather as part of a regular meeting of the Board of Directors.

  The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Bond, Campbell and Hughes. It met once during such fiscal year.

  During the fiscal year ended August 31, 1996, all directors attended 75% or more of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were directors or committee members, respectively.

                                  PROPOSAL 2

                APPROVAL OF 1982 STOCK OPTION PLAN, AS AMENDED

  In 1982, the Board of Directors adopted, and the stockholders subsequently approved, the Company's Amended and Restated 1982 Stock Option Plan (the "1982 Plan"). As a result of a series of amendments, at August 31, 1996 there were 500,000 shares of the Company's Common Stock authorized for issuance under the 1982 Plan.

  In November 1996, options (net of canceled or expired options) covering an aggregate of 478,902 shares of the Company's Common Stock had been granted under the 1982 Plan, and only 21,098 shares (plus any shares that might in the future be returned to the plan as a result of cancellations or expiration of options) remained available for future grant under the 1982 Plan.

  In November 1996, the Board approved an amendment to the 1982 Plan, subject to stockholder approval, to enhance the flexibility of the Board and the Compensation Committee in granting stock options to the Company's employees. The amendment increases the number of shares authorized for issuance under the 1982 Plan by

150,000 shares, from an aggregate of 500,000 shares to an aggregate of 650,000 shares. The Board adopted these amendments to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

  Stockholders are requested in this Proposal 2 to approve the 1982 Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1982 Plan, as amended.

              MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

  The essential features of the 1982 Plan, as amended, are outlined below:

GENERAL

  The 1982 Plan permits the granting of options intended to qualify as "incentive stock options" ("ISOs") under Section 422 of the Code, and the granting of "nonstatutory stock options" which do not qualify ("NSOs"). See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and non-statutory stock options.

PURPOSE

  The 1982 Plan was adopted to provide a means by which selected directors, officers, employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

  The 1982 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1982 Plan and, subject to the provisions of the 1982 Plan, to determine the persons to whom and the dates on which options will be granted, to determine the number of shares to be subject to each option, to determine whether an option is an incentive stock option or a supplemental stock option, to establish vesting schedules, to specify the exercise price and the type of consideration to be paid to the Company upon exercise, and subject to certain restrictions, to specify any other terms. The Board of Directors is authorized to delegate administration of the 1982 Plan to a committee composed of not fewer than two members of the Board.

ELIGIBILITY

  ISOs may be granted under the 1982 Plan only to selected employees (including officers) of the Company and its affiliates. Selected employees (including officers) and consultants are eligible to receive NSOs under the 1982 Plan. Directors of the Company shall not be eligible for benefits under the 1982 Plan unless the Board has delegated discretionary authority to a committee comprised of disinterested directors or the 1982 Plan otherwise complies with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Rule 16b-3").

  No option may be granted under the 1982 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. No employee or consultant subject to Rule 16b-3 shall be eligible to receive options for more than 250,000 shares in any twelve month period.

STOCK SUBJECT TO THE 1982 PLAN

  If options granted under the 1982 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such option again becomes available for issuance under the 1982 Plan.

TERMS OF OPTIONS

  The following is a description of the permissible terms of options under the 1982 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

  EXERCISE PRICE; PAYMENT. The exercise price of ISOs under the 1982 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 100% of such fair market value. The exercise price of NSOs under the 1982 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant.

  The exercise price of options granted under the 1982 Plan must be paid either: (i) in cash at the time the option is exercised; or (ii) at the discretion of the Board, (a) by delivery of other Common Stock of the Company,
(b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

  OPTION EXERCISE. Options granted under the 1982 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1982 Plan typically vest at periodic installments in equal increments. In addition, options granted under the 1982 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by combination of these means.

  TERM. The maximum term of options under the 1982 Plan is 10 years. Options under the 1982 Plan terminate three months after the optionee ceases to be employed by the Company or any affiliate of the Company, unless (i) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; or (ii) the optionee dies while employed by the Company or any affiliate of the Company, or within three months after termination of such employment, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within 18 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. Individual options by their terms may provide for exercise within a longer period of time following termination of an optionee's employment, directorship or consulting relationship. The option term may also be extended in the event the exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

  If there is any change in the stock subject to the 1982 Plan or subject to any option granted under the 1982 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1982 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan and the class and the maximum number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

  The 1982 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the 1982 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the 1982 Plan, or to substitute similar options, then the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the 1982 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1982 Plan will terminate in December 2003.

  The Board may also amend the 1982 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the 1982 Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3); (ii) increase the number of shares reserved for issuance upon exercise of options; or (iii) change any other provision of the 1982 Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code.

RESTRICTIONS ON TRANSFER

  Under the 1982 Plan, an option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

  ISOS. ISOs under the 1982 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

  There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an ISO. However, the exercise of an ISO may increase the optionee's alternative minimum tax liability, if any.

  If an optionee holds stock acquired through exercise of an ISO for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will be entitled (subject to the requirement of reasonableness, the application of certain provisions of
Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

  NSOS. NSOs granted under the 1982 Plan generally have the following federal income tax consequences:

  There are no tax consequences to the optionee or the Company by reason of the grant of an NSO. Upon exercise of an NSO, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the application of certain provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

POTENTIAL LIMITATION ON COMPANY DEDUCTIONS

  Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

  Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                  PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Deloitte & Touche as the Company's independent auditors for the fiscal year ending August 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche has audited the Company's financial statements since August 1986. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Deloitte & Touche as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Deloitte &

Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 3.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of August 31, 1996 by: (i) each nominee for director; (ii) each of the executive officers of the Company named in the Summary Compensation Table; (iii) all executive officers and directors as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                 BENEFICIAL OWNERSHIP (1)
                                                 ---------------------------
                                                  NUMBER OF      PERCENT OF
BENEFICIAL OWNER                                   SHARES         TOTAL(2)
----------------                                 -------------  ------------
Kopp Investment Advisors, Inc.(3)...............        697,421         13.12%
 6600 France Avenue South
 Suite 672
 Edina, MN 55435
American Research and Development(4)............        390,823          7.35%
 45 Milk Street
 4th Floor
 Boston, MA 02109
University of Rochester.........................        336,377          6.33%
 QCI Asset Management
 387 E. Main Street
 Rochester, NY 14604
Cornelius C. Bond, Jr.(5).......................         34,701        *
Dean C. Campbell(6).............................         42,278        *
Francis J. Hughes, Jr.(7).......................        398,104          7.47%
Gary A. Andersen(8).............................        140,064          2.63%
Darrell L. Ash(9)...............................        110,058          2.04%
Sam L. Densmore(10).............................         78,197          1.45%
Christopher G. Conlin(11).......................          7,000             *
All executive officers and directors as a
 group(12)......................................        670,338         12.21%

--------
  * Less than one percent.
 (1) This table is based upon information supplied by officers, directors, principal stockholders and Schedule 13G's filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

 (2) Applicable percentages are based on 5,314,697 shares outstanding on August 31, 1996, adjusted as required by rules promulgated by the SEC.
 (3) Kopp Investment Advisors, Inc. holds voting power with respect to 10,000 shares and shares investment power for all 697,421 shares with its clients.
 (4) Includes 5,000 shares issuable upon exercise of options that are exercisable within 60 days of August 31, 1996. Harold L. Finelt and Francis J. Hughes, Jr., exercise voting and investment power over the shares held by American Research & Development.
 (5) Represents 16,666 shares held by Southwest Enterprise Associates, L.P. ("SEA"), 2,235 shares held in the Bond Family Trust and 12,756 shares issuable upon exercise of options that are exercisable within 60 days of August 31, 1996. Mr. Bond, a director of the Company, is a general partner of New Enterprise Associates Partners, L.P., a general partner of New Enterprise Association II, L.P., and is also a general partner of New Enterprise Association Partners Southwest, L.P., a general partner of SEA. Mr. Bond disclaims beneficial ownership of the shares held by SEA in which he has no pecuniary interest.
 (6) Includes 14,000 shares issuable upon exercise of options that are exercisable within 60 days of August 31, 1996.
 (7) Represents 385,823 shares held by affiliates of American Research and Development. Also includes 5,000 shares issuable upon the exercise of options that are exercisable within 60 days of August 31, 1996 and which are held by affiliates of American Research and Development. Also includes 7,281 shares issuable upon exercise of options that are exercisable within 60 days of August 31, 1996. Mr. Hughes disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.
 (8) Includes 20,888 shares issuable upon the exercise of options that are exercisable within 60 days of August 31, 1996. Mr. Andersen's employment with the Company as its President and Chief Executive Officer terminated in July 1996. As part of his separation and consulting agreement with the Company, all of Mr. Andersen's options became vested.
 (9) Includes 74,234 shares issuable upon exercise of options that are exercisable within 60 days of August 31, 1996.
(10) Includes 66,250 shares issuable upon exercise of options that are exercisable within 60 days of August 31, 1996.
(11) Includes 7,000 shares issuable upon exercise of options that are exercisable within 60 days of August 31, 1996.
(12) Includes an aggregate of 186,521 shares issuable upon exercise of options held by executive officers and directors that are exercisable within 60 days of August 31, 1996.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

  Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, to the Company's knowledge, its officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements during the fiscal year ended August 31, 1996; except that one Form 4 report, covering an aggregate of one transaction, was filed late by Mr. Campbell.

                            EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  Each non-employee director of the Company receives a quarterly retainer of $1,500 and a per meeting fee of $1,200 per day for each board meeting attended by a member in person. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

  Each non-employee director of the Company also receives stock option grants under the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

  Option grants under the Directors' Plan are non-discretionary. On January 2nd of each year (or the next business day should such date be a legal holiday), each member of the Company's Board of Directors who is not an employee of the Company or, where specified by the non-employee director, an affiliate of such director, is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 4,500 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of the option grant. Options are subject to vesting over a four-year period commencing one year after the date of grant, and terminate ten years from the date of grant unless terminated sooner pursuant to termination of the optionee's status as a director or otherwise pursuant to the Directors' Plan. In the event of a merger of the Company with or into another corporation or consolidation, acquisition of assets or other change-in-control transaction involving the Company, each option either becomes exercisable in full or is assumed or an equivalent option is substituted by the successor corporation. Unless terminated sooner, the Directors' Plan will terminate in 2004. The Directors' Plan will be administered by the Board of Directors of the Company. The Board has authority to amend or terminate the Directors' Plan, provided that no such action may impair the rights of any optionee without the optionee's consent. As of August 31, 1996, no options had been exercised under the Directors' Plan.

                      COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

  The following table shows for the fiscal year ended August 31, 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other three most highly compensated executive officers at August 31, 1996 whose total annual salary and bonus exceeded $100,000 during the fiscal year ended August 31, 1996 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                ANNUAL COMPENSATION              COMPENSATION AWARDS
                         -------------------------------------- ---------------------
                                                                RESTRICTED SECURITIES
                                                   OTHER ANNUAL   STOCK    UNDERLYING  ALL OTHER
NAME AND                                           COMPENSATION   AWARDS    OPTIONS   COMPENSATION
PRINCIPAL POSITION       YEAR SALARY($)   BONUS($)    ($)(1)      ($)(2)     (#)(3)      ($)(4)
------------------       ---- --------    -------  ------------ ---------- ---------- ------------
Gary A. Andersen(5)
 Former President and    1996 141,250     44,427         --        -0-       30,000       342
 Chief                   1995 147,337     33,932         --                   -0-         160
 Executive Officer       1994 130,000     81,012         --                  20,833       106

Sam L. Densmore(6)       1996 135,000     39,984         --        -0-       30,000       342
 President and Chief     1995 131,986     27,763          -                   -0-         160
 Executive Officer       1994  98,333     62,377          -                 100,000       484

Darrell L. Ash           1996 115,000     16,721          -        -0-       10,000       342
 Senior Vice President,  1995 112,235     12,750          -                   -0-         148
 Engineering             1994  90,000     22,140         --                  16,666       178

Christopher G. Conlin    1996  63,447(7)  55,000      44,991(8)    --        60,000       143
 Vice President, Sales
 and Marketing

--------
(1) In accordance with Securities and Exchange Commission ("Commission") rules, Other Annual Compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitute less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.
(2) Represent Restricted Stock Awards granted in December 1995 to Mr. Andersen, Mr. Densmore and Mr. Ash for 10,000, 10,000 and 2,000 shares of Common Stock of the Company, respectively. The Restricted Stock Awards have a per share price of $7.00. As of August 31, 1996, the fair market value of the Company's Common Stock was $6.75 per share. Consequently, no value is reflected in the Table for such Restricted Stock Awards. The Restricted Stock Awards vest at a rate of 25% annually, and therefore will be fully vested in December 1999.
(3) The Company has not granted stock appreciation rights.
(4) Represents premiums paid by the Company on a life insurance policy. The Company is not the beneficiary of the policy.
(5) Mr. Andersen resigned from his positions as President, Chief Executive Officer and director of the Company effective July 1996.
(6) Mr. Densmore was appointed President and Chief Executive Officer of the Company in July 1996.
(7) Represents pro-rated salary paid from March 1996, based on an annual salary of $145,000.
(8) Represents reimbursements of relocation expenses.

                       STOCK OPTION GRANTS AND EXERCISES

  The Company has two stock option plans for the benefit of officers and other employees: its Amended and Restated 1982 Stock Option Plan, as previously described in detail in Proposal 2, and its 1986 Supplemental Stock Option Plan (the "1986 Plan").

  The 1986 Plan was adopted by the Board of Directors in July 1986 and has been amended seven times, most recently in January 1994. Pursuant to the 1986 Plan, the Company may grant nonstatutory stock options to key employees, directors of or consultants or advisors to the Company. A total of 712,500 shares of Common Stock have been reserved for issuance under the 1986 Plan.

  The 1986 Plan is administered by the Compensation Committee. No vesting is required under the 1986 Plan, although it may be imposed by the committee. The maximum term of a stock option under the 1986 Plan is 10 years, but if the optionee at the time of grant has voting power over more than 10% of the Company's outstanding capital stock, the maximum term of an incentive stock option is five years. The exercise price of non statutory stock options granted under the 1986 Plan is determined by the Compensation Committee. Options granted under the 1986 Plan are generally non-transferable. The exercise price may be paid in cash or any other form of consideration that may be acceptable to the Board of Directors.

  Options generally terminate three months after termination of the optionee's employment or relationship as a consultant or director unless such termination is caused by the permanent disability or death of the optionee. The 1986 Plan may be amended at any time by the Board of Directors, although certain amendments would require stockholder approval. The 1986 Plan will terminate in November 2002, unless earlier terminated by the Board of Directors.

  The following table sets forth certain information for the fiscal year ended August 31, 1996, regarding options held at year-end by the Named Executive Officers. Options to purchase 130,000 shares of the Company's Common Stock were granted to the Named Executive Officers during the last fiscal year. Options to purchase 159,167 shares of the Company's Common Stock were exercised by the Named Executive Officers during the last fiscal year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                        NUMBER OF
                                                       SECURITIES       VALUE OF
                                                       UNDERLYING     UNEXERCISED
                                                       UNEXERCISED    IN-THE-MONEY
                                                       OPTIONS AT      OPTIONS AT
                                                      08/31/96 (#)    08/31/96 ($)
                         SHARES ACQUIRED    VALUE     EXERCISABLE/    EXERCISABLE/
NAME                     ON EXERCISE (#) REALIZED ($) UNEXERCISABLE UNEXERCISABLE(1)
----                     --------------- ------------ ------------- ----------------
Gary A. Andersen........     159,167       829,273     20,888/-0-      46,998/-0-
Darrell L. Ash..........       -0-           -0-      73,123/13,542  395,607/15,885
Sam L. Densmore.........       -0-           -0-      61,666/68,334 299,997/240,004
Christopher G. Conlin...       -0-           -0-      5,000/55,000      -0-/-0-

--------
(1) Based on the fair market value of the Common Stock as of August 31, 1996 of $6.75, minus the exercise price, multiplied by the number of shares underlying the option.

      REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION(/1/)

GENERAL

  Compensation of senior executives of the Company is determined by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, comprised entirely of outside directors, meets to fix annual salaries in advance and bonuses for the current year, to review annual goals to reward outstanding annual performance of executive and to grant stock options pursuant to the 1982 Plan and the 1986 Plan.

COMPENSATION PHILOSOPHY

The primary goal of the Company is to align compensation with the Company's business objectives and performance. The Company's aim is to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Board of Directors has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

  . The Company pays competitively with leading companies with which the Company competes for talent.

  . The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

  . The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

BASE SALARY

  Each executive officer's base salary is reviewed on an annual basis. Among those factors taken into consideration are (1) individual and corporate performance, (2) level of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices.

BONUS

  The Company believes that executive performance may be maximized via a system of annual incentive awards. The actual incentive award earned depends on the extent to which the Company and individual performance objectives are achieved. Early in the fiscal year, the Compensation Committee will review and approve the annual performance objectives for the Company and the individual officers. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's overall goal: building stockholder value. For the fiscal year ended August 31, 1996, the Board of Directors determined that the primary goal in building stockholder value would be the increase in net income via both an expansion of revenues and the control of costs. During the most recent fiscal year, product sales increased by 11% over the results of the prior fiscal year and net income increased by 24% during the same period. This represented a partial achievement of the targeted revenue bonus goal and a partial achievement of the targeted bonus goal for net income. The cash and stock option bonuses were determined in accordance with those results.
--------
/1/(The material in this report is not "soliciting material," is not deemed
   "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.)

LONG-TERM INCENTIVES

  The Company's primary long-term incentive program presently consists of the Plans and the Purchase Plan. The Plans utilize vesting periods (generally four years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the Plans generally is 100% of the fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Company's Common Stock appreciates in the long term.

  The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 15% of their earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the purchase date of the commencement date or closing date of the relevant offering period. In Fiscal 1996, the Committee granted stock options to purchase 130,000 shares of the Company's Common Stock to the Company's Named Executive Officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Densmore's base salary, bonus and grants of stock options were determined in accordance with the criteria described in the "Base Salary," Bonus," and "Long Term Incentives" sections of this report. Mr. Densmore's Base Salary of $135,000 and cash bonus of $39,984 reflect the Board and the Committee's assessment of (1) his very favorable performance, (2) his skills in relation to other CEO's in the Company's industry, (3) the Board's confidence in Mr. Densmore's ability to lead the Company's continued development, and (4) his broad involvement in the operations of the Company. Taking these factors into account, in October 1996, the Board set Mr. Densmore's base salary for the fiscal year ending August 31, 1997 at $185,000.

CERTAIN TAX CONSIDERATIONS

  Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

  The Board of Directors believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year will exceed $1 million. Therefore, the Board of Directors has not established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify "performance-based compensation."

  From the disinterested members of the Board of Directors and Compensation
Committee:

      Cornelius C. Bond, Jr.
      Dean C. Campbell
      Francis J. Hughes, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Sam L. Densmore, the Company's President and Chief Executive Officer, participated in the deliberations of the Board of Directors concerning executive officer compensation, except where the decision directly involved his compensation package.

PERFORMANCE MEASUREMENT COMPARISON(/1/)

  The following line graph shows the total stockholder return of an investment of $100 in cash on August 31, 1996 for (i) the Company's Common Stock, (ii) the NASDAQ Stock Market (U.S.) and (iii) the NASDAQ Electronic Components Index. All values assume reinvestment of the full amount of all dividends and are calculated as of August 31 of each year:



               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG RF MONOLITHICS, INC., NASDAQ STOCK MARKET-US,
                    AND NASDAQ ELECTRONIC COMPONENTS

                        PERFORMANCE GRAPH APPEARS HERE

                                                  NASDAQ       NASDAQ
Measurement Period           RF MONOLITHICS,      STOCK        ELECTRONIC
(Fiscal Year Covered)             INC.            MARKET-US    COMPONENTS
-------------------          ---------------     ----------    ----------
Measurement Pt-07/28/94      $100                $100          $100
FYE  08/31/94                $114                $113          $108
FYE  08/31/95                $124                $145          $227
FYE  08/31/96                $100                $164          $231

                             CERTAIN TRANSACTIONS

INDEMNIFICATION

  The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.
--------
/1/This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ JAMES FARLEY
                                          James Farley
                                          Secretary

December 17, 1996

  A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1996 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, RF MONOLITHICS, INC., 4441 SIGMA ROAD, DALLAS, TX 75244.

                                  DETACH HERE                            RFM 2


                             RF MONOLITHICS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON JANUARY 28, 1997

PROXY

        The undersigned hereby appoints SAM L. DENSMORE and JAMES FARLEY, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of RF Monolithics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of RF Monolithics, Inc. to be held at the Grand Kempinski, 15201 Dallas Parkway, Dallas, Texas 75248 on Tuesday, January 28, 1997, at 9:00 a.m., local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                                             --------------
CONTINUED AND TO BE SIGNED ON REVERSE SIDE   |SEE REVERSE |
                                             |   SIDE     |
                                             --------------

                                  DETACH HERE

   Please mark
X  votes as in                                                        _____
   this example                                                            |
                                                                           |

1. To elect four directors to hold office until the next
   Annual Meeting of Stockholders and until their successors are elected.

Nominees: Sam L. Densmore, Cornelius C. Bond, Jr.,
Dean C. Campbell, Francis J. Hughes, Jr.

                FOR             WITHHELD
           [ ]  ALL         [ ] FROM ALL
              NOMINEES          NOMINEES

                                  MARK HERE
[ ]                              FOR ADDRESS [ ]
                                 CHANGE AND
                                 NOTE BELOW
For all nominees except as noted above


2. To approve the Company's 1982 Stock Option       FOR  AGAINST   ABSTAIN
   Plan, as amended, to increase the aggregate      [ ]    [ ]       [ ]
   number of shares of common stock authorized for issuance under such plan by 150,000 shares.

3. To ratify selection of Deloitte & Touche         FOR  AGAINST   ABSTAIN
   LLP as independent auditors of the               [ ]    [ ]       [ ]
   Company for its fiscal year ending
   August 31, 1997.



MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ABOVE AND A VOTE FOR PROPOSALS 2 AND 3.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Signature:___________  Date:_________   Signature:______________  Date:______